UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2021

Pyxus International, Inc.

(Exact name of Registrant, as specified in its charter)

Virginia	001-13684	85-2386250
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Address of principal executive offices, including zip code)

(919) 379-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 23, 2021, Intabex Netherlands B.V. (“Intabex”), an indirect wholly owned subsidiary of Pyxus International, Inc. (the “Company”), entered into a Term Loan Credit Agreement (the “Credit Agreement”), dated as of April 23, 2021 (the “Closing Date”), by and among (i) Intabex, as borrower, (ii) the Company, Pyxus Parent, Inc., Pyxus Holdings, Inc., Alliance One International, LLC, Alliance One International Holdings, Ltd, as guarantors (collectively, the “Parent Guarantors”), (iii) certain funds managed by Glendon Capital Management LP and Monarch Alternative Capital LP, as lenders (collectively and, together with any other lender that is or becomes a party thereto as a lender, the “Lenders”), and (iv) Alter Domus (US) LLC, as administrative agent and collateral agent. The Credit Agreement establishes a $120 million delayed-draw term loan credit facility (the “DDTL Facility”) permitting borrowings by Intabex in up to four (4) draws on or prior to June 30, 2021 in a minimum amount of $30 million each (or, if less than $30 million remains available under the DDTL Facility, the remaining commitments under the DDTL Facility) (the “DDTL Loans”). The proceeds of the DDTL Loans are to be used to provide ongoing working capital and for other general corporate purposes of Intabex, the Guarantors (as defined below) and their subsidiaries.

The DDTL Facility and all DDTL Loans made thereunder mature on July 31, 2022. The DDTL Loans may be prepaid and undrawn commitments may be reduced or terminated by Intabex at any time, in each case without premium or penalty other than the Exit Fee described below and, in the case of any prepayment of LIBOR loans (as defined below), subject to customary breakage. Any undrawn commitments automatically terminate on June 30, 2021. Amounts prepaid or repaid in respect of DDTL Loans may not be reborrowed under the DDTL Facility.

Interest on the aggregate principal amount of outstanding DDTL Loans accrues at an annual rate of LIBOR plus 9.00%, subject to a LIBOR floor of 1.50%, for “LIBOR loans” or, for loans that are not LIBOR loans, at an annual rate of an alternative base rate (as specified in the Credit Agreement) plus 8.00%. Interest is to be paid in arrears in cash upon prepayment, acceleration, maturity, and on the last day of each interest period (and every three months in the case of interest periods in excess of three months) for LIBOR loans and on the last day of each calendar month for loans that are not LIBOR loans. Pursuant to the Credit Agreement, the Lenders received a non-refundable commitment fee equal to 2.00% of the aggregate commitments under the DDTL Facility, paid in cash in full on the Closing Date and netted from the proceeds of the DDTL Loan borrowed on the Closing Date. The Credit Agreement provides for the payment by Intabex to the Lenders of a non-refundable exit fee (the “Exit Fee”) in the amounts set forth in the table below in respect of (x) any DDTL Loans repaid (whether prepaid voluntarily or paid following acceleration or at maturity) and (y) any unused commitments remaining under the DDTL Facility upon its termination (whether such termination is voluntary or automatic). The Exit Fee is deemed to have been earned on the Closing Date, and is due and payable in cash on each date of repayment or termination, as applicable, in respect of the DDTL Loans or commitments repaid or terminated on such date, as applicable.

Loan Repayment/Commitment Termination Date	Exit Fee
On or before September 30, 2021	1.00%
After September 30, 2021 and on or before December 31, 2021	2.50%
After December 31, 2021 and on or before March 31, 2022	3.50%
After March 31, 2022	5.00%

The obligations of Intabex under the Credit Agreement (and certain related obligations) are (a) guaranteed by the Parent Guarantors and Alliance One International Tabak B.V., an indirect subsidiary of the Company, and each of the Company’s domestic and foreign subsidiaries that is or becomes a guarantor of borrowings under the Exit Term Loan Credit Agreement (the “Exit Term Loan Credit Agreement”) dated as of August 24, 2020 among Pyxus Holdings, Inc., as borrower, the Company, Pyxus Parent, Inc., the lenders party thereto and Alter Domus (US) LLC, as administrative agent (which subsidiaries are referred to collectively, together with the Parent Guarantors, as the “Guarantors”), and (b) are to be secured within 30 days by the pledge of all of the outstanding equity interests of (i) Alliance One Brasil Exportadora de Tabacos Ltda. (“AO Brazil”), which principally operates the Company’s leaf tobacco operations in Brazil, and (ii) Alliance One International Tabak B.V., which owns a 0.001% interest of AO Brazil.

The Credit Agreement contains representations and warranties, affirmative and negative covenants (subject, in each case, to exceptions and qualifications) and events of defaults applicable to the Company and its subsidiaries similar to those included in the Exit Term Loan Credit Agreement, including covenants that limit the Company’s ability to, among other things:

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	make certain investments and other restricted payments;

•	enter into limitations on its ability to pay dividends, make loans or otherwise transfer assets to its immediate parent entity or to its subsidiaries;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into transactions with affiliates; and

•	engage directly or indirectly in any business other than the businesses engaged in by it and its subsidiaries are currently engaged.

In addition, the Credit Agreement includes a customary “passive holding company” covenant that contains certain additional restrictions on Intabex and its subsidiaries’ activities and requirements for Intabex to provide to the Lenders certain periodic financial and operating reports for the Guarantors and their subsidiaries on a consolidated basis.

The description of the Credit Agreement and the DDTL Facility set forth herein is qualified in its entirety by reference to the text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Based on a Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2020 by Glendon Capital Management, L.P., Glendon Opportunities Fund, L.P. and Glendon Opportunities Fund II, L.P., Glendon Capital Management, L.P. reported beneficial ownership of 7,938,792 shares of the Company’s common stock, representing approximately 31.8% of the outstanding shares of the Company’s common stock. Based on a Schedule 13D filed with the SEC on September 3, 2020 by Monarch Alternative Capital LP, MDRA GP LP and Monarch GP LLC, Monarch Alternative Capital LP reported beneficial ownership of 6,033,340 shares of the Company’s common stock, representing approximately 24.1% of the outstanding shares of the Company’s common stock. Pursuant to a Shareholders Agreement dated as of August 24, 2020 (the “Shareholders Agreement”) among Pyxus and certain of its shareholders, including Glendon Capital Management L.P., on behalf of its managed funds and accounts, and Monarch Alternative Capital LP, as investment manager of Monarch

Special Opportunities Master Fund Ltd, Monarch Debt Recovery Master Fund Ltd and Monarch Capital Master Partners IV LP, Holly Kim and Patrick Fallon were designated to serve as directors of Pyxus and each continues to serve as a director of Pyxus. A description of the Shareholders Agreement is included in the Company’s Form 8-K12G3 filed with the SEC on August 24, 2020, which description is incorporated herein by reference. Ms. Kim is a Partner at Glendon Capital Management L.P. and Mr. Fallon is a Principal at Monarch Alternative Capital LP.

The Credit Agreement, any and all borrowings thereunder and the guaranty transactions described above were approved, and determined to be on terms and conditions at least as favorable to the Company and its subsidiaries as could reasonably have been obtained in a comparable arm’s-length transaction with an unaffiliated party, by a majority of the disinterested members of the Board of Directors of Pyxus.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Text of Credit Agreement dated as of April 23, 2021 among Intabex Netherlands B.V., Pyxus International, Inc., Pyxus Parent, Inc., Pyxus Holdings, Inc., Alliance One International, LLC, Alliance One International Holdings, Ltd, the Lenders party thereto, and Alter Domus (US) LLC, as administrative agent and collateral agent

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2021

PYXUS INTERNATIONAL, INC.

By:	/s/ William L. O’Quinn, Jr.
William L. O’Quinn, Jr.
Senior Vice President – Chief Legal Officer and Secretary

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